                                                                    Exhibit 99.1
PRESS RELEASE
                                            CONTACT:
                                            BRIAN L. CANTRELL
                                            Alliance Resource Partners, L.P.
                                            1717 South Boulder Avenue, Suite 600
(ALLIANCE RESOURCE PARTNERS, L.P. LOGO)     Tulsa, Oklahoma 74119
                                            (918) 295-7673
FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.
ANNOUNCES RECORD QUARTERLY NET INCOME; RAISES QUARTERLY CASH DISTRIBUTION BY 11% TO $0.625 PER UNIT; AND INCREASES GUIDANCE

TULSA, Oklahoma, April 23, 2004 - Alliance Resource Partners, L.P. (NASDAQ:
ARLP) today reported record net income for the first quarter ended March 31, 2004 of $18.2 million, or $1.00 per basic limited partner unit, an increase of approximately 39% over 2003 first quarter net income of $13.1 million, or $0.81 per basic limited partner unit. Net income per basic limited partner unit is calculated using the weighted average number of basic units outstanding of 17,903,793 and 16,593,609 for the quarters ended March 31, 2004 and 2003, respectively, both of which reflect our common unit offerings completed in the first quarter of 2003. Income before income taxes for the quarter improved 35% to a record $19.0 million, compared to $14.1 million for the same quarter of 2003.

The Partnership also announced that its Board of Directors declared a quarterly cash distribution of $0.625 per unit for the first quarter ended March 31, 2004 (an annualized rate of $2.50 per unit), payable on May 14, 2004, to all unitholders of record as of May 3, 2004. This represents an increase of 11% over the cash distribution for the fourth quarter of 2003 of $0.5625 per unit (an annualized rate of $2.25 per unit) and a 25% increase since 2002.

"We achieved record revenues, tons produced and net income for the quarter due to favorable market conditions which allowed us to benefit from higher prices, increase production and secure additional sales," said Joseph W. Craft III, President and Chief Executive Officer. "These results and market conditions have allowed us to increase our distribution to unitholders for the second consecutive quarter in advance of our normal mid-year review. Going forward, we expect to consider future distribution increases at the January and July Board of Directors' meetings."

Revenues for the 2004 first quarter were $157.8 million, an increase of approximately 26% over revenues of $124.9 million for the comparable period last year. Revenues for the first quarter of 2004 were positively impacted by the increase in tons of coal sold and higher contract prices on long-term coal sales agreements. In addition, our revenues in the 2004 first quarter benefited significantly from higher sales prices realized on incremental production sold into the export and Central Appalachia coal markets.

 Production increased to 5.1 million tons for the first quarter of 2004 as compared to 5.0 million for the comparable period in 2003, primarily due to higher productivity at our Warrior Coal, Gibson County Coal and East Kentucky operations. These increases were partially offset by reduced production at our idled Hopkins County Coal operation (See ARLP Press Releases, dated April 3 and June 2, 2003) and the impact of the Dotiki mine fire earlier this year.


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Results for the first quarter of this year were achieved despite lost production, continuing fixed expenses and other expenses incurred as a result of the mine fire that occurred at the Dotiki mine, operated by our Webster County Coal, LLC subsidiary. (See ARLP Press Releases, dated February 12, March 1, March 8, and March 25, 2004.) We maintain commercial property insurance policies which we believe will substantially cover the expenses and losses relating to the fire. For the first quarter of 2004, we have recognized a $2.9 million receivable under the insurance policies reflecting a partial recovery of certain fire-related expenses, net of a $3.5 million self-retention and deductible and 10% coinsurance. We continue to analyze the full extent of expenses and losses (including business interruption) pertaining to the fire. Until our analysis is complete, however, it is premature to quantify the total impact of the Dotiki mine fire incident on the financial results of Alliance.

Total operating expenses increased to $104.3 million for this quarter as compared to $82.8 million for the first quarter of last year. The increase was primarily due to higher costs due to increased production, increased sales related expenses, and net expenses related to the Dotiki mine fire. Operating expenses for the 2004 quarter were $0.38 per ton sold below expectation for all operations, excluding Dotiki. General and administrative expenses also increased in the first quarter of this year by $4.6 million to $10.3 million as compared to $5.7 million during the same period of 2003, primarily as a result of increased incentive compensation expense. This expense increase was principally attributable to the Long-Term Incentive Plan and was caused by the increased market value of our common units, which closed at $40.00 per unit on March 31, 2004.

In response to robust market conditions as well as a supply shortage in the markets served by our Mettiki mine, we have signed two separate agreements with contract mining companies to produce coal on reserves we control near the Mettiki complex. We expect both of these operations to begin production in June 2004 and will add annual production of approximately 625,000 tons. To further increase production during the second half of 2004, we will also add equipment at our Gibson County Coal and Pattiki mines. We are estimating additional 2004 capital expenditures of approximately $5.1 million for these contract mining and equipment projects. As a result of these projects and accelerated production schedules at certain other operations, we are now estimating 2004 production at
20.6 million tons. Approximately 200,000 tons remain unsold in 2004.

Looking ahead, Mr. Craft said, "Based on our current projections, we are increasing estimated net income for the year ending December 31, 2004 to a range of $65.0 to $75.0 million, excluding any additional insurance recoveries for expenses and losses attributable to the Dotiki mine fire. For 2005, we are currently estimating coal production of approximately 21.3 million tons of which approximately 82% is committed under existing coal sales agreements. Approximately 49% of our estimated 2005 production is subject to market price negotiations for existing contracts as well as anticipated new coal supply agreements. We will continue to assess market demand and, should attractive opportunities become available, we will consider increasing production to meet the needs of our customers."

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

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Alliance Resource Partners is the nation's only publicly traded master limited partnership involved in the production and marketing of coal. Alliance Resource Partners currently operates eight mining complexes in Illinois, Indiana, Kentucky and Maryland.

FORWARD-LOOKING STATEMENTS: WITH THE EXCEPTION OF HISTORICAL MATTERS, ANY MATTERS DISCUSSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM PROJECTED RESULTS. THESE RISKS, UNCERTAINTIES AND CONTINGENCIES INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: COMPETITION IN COAL MARKETS AND OUR ABILITY TO RESPOND TO THE COMPETITION; FLUCTUATION IN COAL PRICES, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND CASH FLOWS; DEREGULATION OF THE ELECTRIC UTILITY INDUSTRY OR THE EFFECTS OF ANY ADVERSE CHANGE IN THE DOMESTIC COAL INDUSTRY, ELECTRIC UTILITY INDUSTRY, OR GENERAL ECONOMIC CONDITIONS; DEPENDENCE ON SIGNIFICANT CUSTOMER CONTRACTS, INCLUDING RENEWING CUSTOMER CONTRACTS UPON EXPIRATION OF EXISTING CONTRACTS; CUSTOMER BANKRUPTCIES AND/OR CANCELLATIONS OF, OR BREACHES TO EXISTING CONTRACTS; CUSTOMER DELAYS OR DEFAULTS IN MAKING PAYMENTS; FLUCTUATIONS IN COAL DEMAND, PRICES AND AVAILABILITY DUE TO LABOR AND TRANSPORTATION COSTS AND DISRUPTIONS, EQUIPMENT AVAILABILITY, GOVERNMENTAL REGULATIONS AND OTHER FACTORS; OUR PRODUCTIVITY LEVELS AND MARGINS THAT WE EARN ON OUR COAL SALES; ANY UNANTICIPATED INCREASES IN LABOR COSTS, ADVERSE CHANGES IN WORK RULES, OR UNEXPECTED CASH PAYMENTS ASSOCIATED WITH POST-MINE RECLAMATION AND WORKERS' COMPENSATION CLAIMS; ANY UNANTICIPATED INCREASES IN TRANSPORTATION COSTS AND RISK OF TRANSPORTATION DELAYS OR INTERRUPTIONS; GREATER THAN EXPECTED ENVIRONMENTAL REGULATION, COSTS AND LIABILITIES; A VARIETY OF OPERATIONAL, GEOLOGIC, PERMITTING, LABOR AND WEATHER-RELATED FACTORS; RISKS OF MAJOR MINE-RELATED ACCIDENTS OR INTERRUPTIONS; RESULTS OF LITIGATION; DIFFICULTY MAINTAINING OUR SURETY BONDS FOR MINE RECLAMATION AS WELL AS WORKERS' COMPENSATION AND BLACK LUNG BENEFITS; DIFFICULTY OBTAINING COMMERCIAL PROPERTY INSURANCE; AND RISKS ASSOCIATED WITH OUR 10.0% PARTICIPATION (EXCLUDING ANY APPLICABLE DEDUCTIBLE) IN THE COMMERCIAL INSURANCE PROPERTY PROGRAM.

ADDITIONAL INFORMATION CONCERNING THESE AND OTHER FACTORS CAN BE FOUND IN THE PARTNERSHIP'S PUBLIC PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), INCLUDING THE PARTNERSHIP'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003 FILED ON MARCH 12, 2004 WITH THE SEC. EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, THE PARTNERSHIP DOES NOT INTEND TO UPDATE ITS FORWARD-LOOKING STATEMENTS.


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                ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

         CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA
                  (IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)
                                   (UNAUDITED)

                                                                  THREE MONTHS ENDED
                                                                       MARCH 31,
                                                              ---------------------------
                                                                  2004           2003
                                                              ------------   ------------
Tons sold                                                            5,110          4,456
Tons produced                                                        5,112          4,990

SALES AND OPERATING REVENUES:
    Coal sales                                                $    144,539   $    114,450
    Transportation revenues                                          6,838          4,315
    Other sales and operating revenues                               6,447          6,160
                                                              ------------   ------------
        Total revenues                                             157,824        124,925
                                                              ------------   ------------
EXPENSES:
    Operating expenses                                             104,328         82,752
    Transportation expenses                                          6,838          4,315
    Outside purchases                                                1,065          1,019
    General and administrative                                      10,329          5,651
    Depreciation, depletion and amortization                        12,771         13,131
    Interest expense                                                 3,843          3,967
                                                              ------------   ------------
        Total operating expenses                                   139,174        110,835
                                                              ------------   ------------
INCOME FROM OPERATIONS                                              18,650         14,090
OTHER INCOME (EXPENSE)                                                 314             (7)
                                                              ------------   ------------
INCOME BEFORE INCOME TAXES                                          18,964         14,083
INCOME TAX EXPENSE                                                     739            955
                                                              ------------   ------------
NET INCOME                                                    $     18,225   $     13,128
                                                              ============   ============
GENERAL PARTNERS' INTEREST IN NET INCOME (LOSS)               $        365   $       (389)
                                                              ============   ============
LIMITED PARTNERS' INTEREST IN NET INCOME                      $     17,860   $     13,517
                                                              ============   ============
BASIC NET INCOME PER LIMITED PARTNER UNIT                     $       1.00   $       0.81
                                                              ============   ============
DILUTED NET INCOME PER LIMITED PARTNER UNIT                   $       0.97   $       0.79
                                                              ============   ============
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-BASIC              17,903,793     16,593,609
                                                              ============   ============
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-DILUTED            18,439,099     17,176,824
                                                              ============   ============

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                        ALLIANCE RESOURCE PARTNERS, L.P.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT UNIT DATA)

ASSETS

                                                                      MARCH 31,     DECEMBER 31,
                                                                        2004            2003
                                                                     ----------     ------------
                                                                     (UNAUDITED)
CURRENT ASSETS:
   Cash and cash equivalents                                          $  24,819      $  10,156
   Trade receivables, net                                                47,644         38,305
   Other receivables                                                      2,901           --
   Marketable securities                                                 20,023         23,615
   Inventories                                                           15,204         14,527
   Advance royalties                                                      1,108          1,108
   Prepaid expenses and other assets                                      2,136          3,432
                                                                      ---------      ---------
         Total current assets                                           113,835         91,143

PROPERTY, PLANT AND EQUIPMENT AT COST                                   486,623        474,357
LESS ACCUMULATED DEPRECIATION, DEPLETION AND AMORTIZATION              (262,655)      (251,567)
                                                                      ---------      ---------
                                                                        223,968        222,790
OTHER ASSETS:
   Advance royalties                                                     12,051         12,439
   Coal supply agreements, net                                            4,765          5,445
   Other long-term assets                                                 4,360          4,637
                                                                      ---------      ---------
                                                                      $ 358,979      $ 336,454
                                                                      =========      =========
LIABILITIES AND PARTNERS' EQUITY

CURRENT LIABILITIES:
   Accounts Payable                                                   $  32,323      $  22,651
   Due to affiliates                                                     15,904         13,546
   Accrued taxes other than income taxes                                 11,684         10,375
   Accrued payroll and related expenses                                  12,027         11,095
   Accrued interest                                                       1,662          5,402
   Workers' compensation and pneumoconiosis benefits                      5,944          5,905
   Other current liabilities                                              6,257          5,739
                                                                      ---------      ---------
         Total current liabilities                                       85,801         74,713
                                                                      ---------      ---------
LONG-TERM LIABILITIES:
   Long-term debt, excluding current maturities                         180,000        180,000
   Accrued pneumoconiosis benefits                                       17,874         17,633
   Workers' compensation                                                 24,223         22,819
   Reclamation and mine closing                                          21,892         21,717
   Due to affiliates                                                      5,287          3,735
   Other liabilities                                                      3,409          3,280
                                                                      ---------      ---------
         Total liabilities                                              338,486        323,897
                                                                      ---------      ---------
COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL (DEFICIT):
   Common Unitholders 14,692,527 units outstanding                      269,463        263,071
   Subordinated Unitholders 3,211,266 units outstanding                  59,808         58,411
   General Partners                                                    (304,910)      (305,034)
   Unrealized loss on marketable securities                                 (79)          (102)
   Minimum pension liability                                             (3,789)        (3,789)
                                                                      ---------      ---------
         Total Partners' capital                                         20,493         12,557
                                                                      ---------      ---------
                                                                      $ 358,979      $ 336,454
                                                                      =========      =========


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                ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                THREE MONTHS ENDED
                                                                                    MARCH 31,
                                                                            -------------------------
                                                                              2004             2003
                                                                            --------         --------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES                                 $ 34,533         $ 13,047
                                                                            --------         --------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property, plant and equipment                                (13,427)         (10,131)
    Purchase of Warrior Coal                                                      --          (12,661)
    Proceeds from sale of property, plant and equipment                          254               38
    Proceeds from maturity of marketable securities                            3,615               --
                                                                            --------         --------
        Net cash used in investing activities                                 (9,558)         (22,754)
                                                                            --------         --------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from common unit offering to public                                  --           53,965
    Cash contribution by General Partners                                         --                9
    Payments on Warrior Coal revolving credit agreement balance                   --          (17,000)
    Borrowings under revolving credit and working capital facilities              --           10,600
    Payments under revolving credit and working capital facilities                --           (5,600)
    Payments on long-term debt                                                    --           (3,750)
    Distributions to Partners                                                (10,312)          (8,253)
                                                                            --------         --------
        Net cash provided by (used in) financing activities                  (10,312)          29,971
                                                                            --------         --------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                       14,663           20,264

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                              10,156            9,028
                                                                            --------         --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                  $ 24,819         $ 29,292
                                                                            ========         ========
CASH PAID FOR:
    Interest                                                                $  7,546         $  7,928
                                                                            ========         ========
    Income taxes to taxing authorities                                      $     --         $    200
                                                                            ========         ========


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Reconciliation of GAAP "Cash Flows Provided by Operating Activities" to Non-GAAP
"EBITDA" and Reconciliation of Non-GAAP "EBITDA" to GAAP "Net Income" (in thousands).

                                                                     THREE MONTHS ENDED
                                                                          MARCH 31,
                                                                  ----------------------
                                                                    2004           2003
                                                                  -------        -------
Cash flows provided by operating activities                       $34,533        $13,047
Reclamation and mine closing                                         (334)          (335)
Coal inventory adjustment to market                                     -            (24)
Other                                                                 (54)          (723)
Net effect of working capital changes                              (3,149)        14,294
Interest expense                                                    3,843          3,967
Income taxes                                                          739            955
                                                                  -------        -------
EBITDA                                                             35,578         31,181
Depreciation, depletion and amortization                          (12,771)       (13,131)
Interest expense                                                   (3,843)        (3,967)
Income taxes                                                         (739)          (955)
                                                                  -------        -------
Net income                                                        $18,225        $13,128
                                                                  =======        =======

EBITDA is defined as income before net interest expense, income taxes and depreciation, depletion and amortization. Management believes EBITDA is a useful indicator of its ability to meet debt service and capital expenditure requirements and uses EBITDA as a measure of operating performance. EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. The Partnership's method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by the Partnership in different contexts (i.e. public reporting versus computation under financing agreements).


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